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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Genentech, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

1 DNA Way
South San Francisco, California 94080-4990

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE	Friday, April 20, 2007

TIME	10:00 a.m., Pacific Daylight Time

PLACE	Clarion Hotel 401 East Millbrae Avenue Millbrae, CA 94030

ITEMS OF BUSINESS	1. To elect seven members of the Board of Directors, each to serve until the 2008 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

2. To ratify Ernst & Young LLP as our independent registered public accounting firm for 2007.

3. To consider any other matters properly brought before the stockholders at the 2007 Annual Meeting of Stockholders or at any adjournment or postponement of the annual meeting.

RECORD DATE	You are entitled to vote at the 2007 Annual Meeting of Stockholders if you were a stockholder at the close of business on Tuesday, February 20, 2007.

ADMISSION	If you are a stockholder of record, you may be asked to present proof of identification for admission to the annual meeting. If your shares are held in the name of a broker, bank or other nominee, you may be asked to present proof of identification and a statement from your broker, bank or other nominee, reflecting your beneficial ownership of Genentech, Inc. common stock as of February 20, 2007, as well as a proxy from the record-holder to you, for admission to the annual meeting. Please be prepared to provide this documentation if requested.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions regarding voting, please refer to the Questions and Answers beginning on page 1 of the Proxy Statement and the instructions on your proxy card.

By Order of the Board of Directors,

STEPHEN G. JUELSGAARD
  Executive Vice President, Chief
  Compliance Officer and Secretary

This Notice of Annual Meeting of Stockholders, Proxy Statement and accompanying proxy card are being distributed on or about March 16, 2007

ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

Genentech, Inc. offers electronic delivery of materials for its 2007 Annual Meeting of Stockholders. As an alternative to receiving printed copies of these materials in future years, you can elect to receive an e-mail which will provide an electronic link to these documents as well as allow you the opportunity to conduct your voting online. By registering for electronic delivery, you can conveniently receive stockholder communications as soon as they are available without waiting for them to arrive via postal mail. You can also reduce the number of documents in your personal files, eliminate duplicate mailings, help us reduce our printing and mailing expenses and conserve natural resources.

HOW TO ENROLL

Stockholders of Record

You are a stockholder of record if you hold your shares in certificate form. If you vote on the Internet at www.computershare.com/expressvote, simply follow the directions for enrolling in the electronic delivery service. You also may enroll in the electronic delivery service at any time in the future by going directly to www.econsent.com/dna and following the instructions.

Beneficial Stockholders

You are a beneficial stockholder if your shares are held by a brokerage firm, bank or other nominee. Please check with your bank, broker or relevant nominee regarding the availability of this service.

If you have any questions about electronic delivery, please contact our Investor Relations Department by phone at (650) 225-4150 or by e-mail at investor.relations@gene.com.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The enclosed Proxy Statement is being solicited on behalf of the Board of Directors (the “Board of Directors” or “Board”) of Genentech, Inc., a Delaware corporation (the “Company” or “Genentech”), and are for use at the 2007 Annual Meeting of Stockholders (“Annual Meeting”). The Annual Meeting will take place at 10:00 a.m. Pacific Daylight Time on April 20, 2007. You are invited to attend the Annual Meeting and requested to vote on the proposals described in this Proxy Statement.

Q:	Who can vote at the Annual Meeting?

A:	Stockholders who owned our common stock (“Common Stock”) of record on February 20, 2007 may vote at the Annual Meeting. As of February 20, 2007, there were 1,053,087,194 shares of Common Stock outstanding, each entitled to one vote.

Q:	What is the proxy card?

A:	The proxy card enables you to appoint Arthur D. Levinson and Stephen G. Juelsgaard as your representatives at the Annual Meeting. By completing and returning the proxy card, you are authorizing Dr. Levinson and Mr. Juelsgaard to vote your shares at the meeting as you have instructed them on the proxy card. This way, you can vote your shares whether or not you attend the meeting.

Q:	What am I voting on?

A:	We are asking you to vote on the following items:

• the election of directors to serve until the 2008 Annual Meeting of Stockholders; and

• the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007.

Q:	How do I vote?

A:	BY MAIL: Please complete and sign your proxy card and mail it in the enclosed pre-addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If an additional proposal is properly presented for a vote at the Annual Meeting that is not on the proxy card, your shares will be voted in the best judgment of Dr. Levinson and Mr. Juelsgaard. If you submit your proxy card but do not mark your voting instructions on the proxy card, your shares will be voted as follows:

• FOR the named nominees as directors;

• FOR ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

• according to the best judgment of Dr. Levinson and Mr. Juelsgaard if a proposal that is not on the proxy card comes up for a vote at the meeting.

BY TELEPHONE: Please follow the “To vote using the Telephone” instructions that accompanied your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

BY INTERNET: Please follow the “To vote using the Internet” instructions that accompanied your proxy card. If you vote by Internet, you do not have to mail in your proxy card.

IN PERSON: We will pass out written ballots to anyone who wants to vote in person at the Annual Meeting. However, if you hold your shares in street name, you must request a proxy card from your broker in order to vote at the meeting. Holding shares in “street name” means that you hold them through a brokerage firm, bank, or other nominee, and, therefore, the shares are not held in your individual name in the records maintained by our transfer agent, Computershare Trust Company, N.A. (“Computershare”).

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you hold your shares in multiple accounts at the transfer agent or with brokers or other custodians of your shares. Please complete and return all the proxy cards you receive to ensure that all your shares are voted.

Q:	Can I change my vote?

A:	You may revoke your proxy and change your vote by:

• signing another proxy card with a later date and returning it before the polls close at the Annual Meeting;

•    voting on a later date over the Internet or by telephone (only your latest Internet or telephone proxy submitted by the deadlines printed on your proxy card and prior to the Annual Meeting will be counted); or

• voting in person at the Annual Meeting.

Q:	How many shares must be present to hold the Annual Meeting?

A:	To hold the Annual Meeting and conduct business, a majority of the Company’s outstanding shares as of February 20, 2007 must be present in person or by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

• is present and votes in person at the meeting; or

• has properly submitted a proxy or voted by telephone or Internet.

Both abstentions and broker non-votes are counted as present for the purposes of determining the presence of a quorum. Broker non-votes occur when shares held by a stockholder in street name are not voted with respect to a proposal because the broker has not received voting instructions from the stockholder, and the broker lacks discretionary voting power to vote the shares.

Q:	How many votes must nominees for director receive to be elected?

A:	Because seven (7) directors are to be elected at the Annual Meeting, the seven nominees receiving the highest number of votes FOR election will be elected, even if that does not represent a majority.

Q:	How many votes must the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2007 receive to be approved?

A:	The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2007 will be approved if a majority of the shares present at the meeting in person or by proxy vote FOR approval.

Q:	How are votes counted?

A:	You may vote either FOR each director nominee or WITHHOLD your vote from any one or more of the nominees. You may vote FOR or AGAINST or ABSTAIN from voting on the proposal to ratify Ernst & Young LLP as our independent registered public accounting firm for 2007. If you abstain from voting on these proposals, it will have the same effect as a vote AGAINST the proposal.

Broker non-votes, although counted toward the quorum, will not count as votes cast with respect to the matter as to which the broker has expressly not voted.

Voting results are tabulated and certified by our transfer agent, Computershare.

Q:	Who will bear the cost of soliciting votes for the meeting?

A:	We are paying for the distribution and solicitation of the proxies. As a part of this process, we reimburse brokers, nominees, fiduciaries and other custodians for reasonable fees and expenses in forwarding proxy materials to our stockholders. Our employees may also solicit proxies through mail, telephone, the Internet or other means, but they do not receive additional compensation for providing those services.

RELATIONSHIP WITH ROCHE

Arrangements between Genentech and Roche

In June 1999, we redeemed all of our callable putable common stock (“Special Common Stock”) held by stockholders other than Roche Holdings, Inc. (“Roche”) for cash pursuant to a contractual obligation with Roche that gave Roche the right to require such a redemption. Upon completion of the redemption, Roche’s ownership percentage of our Special Common Stock was 100%. In July and October of 1999 and March 2000, Roche completed public offerings of our Common Stock and in January 2000, Roche completed an offering of its zero-coupon notes exchangeable for our Common Stock held by Roche. At the conclusion of these public offerings in March 2000, Roche’s ownership of our Common Stock was 58.9%. On December 31, 2006, Roche’s ownership of our Common Stock was 55.8%.

During the period that Roche owned all of our outstanding equity, we amended our Certificate of Incorporation and entered into an affiliation agreement with Roche that enabled our current management to conduct our business and operations as we had done in the past while at the same time reflecting Roche’s ownership in us. The affiliation agreement is for the exclusive benefit of Roche and can be amended at any time by Roche and us. We also amended our bylaws to provide Roche with certain proportional representation rights with respect to membership on our Board of Directors and committees.

Our Amended and Restated Certificate of Incorporation provides that the provisions of our bylaws described under “Composition of Board of Directors,” “Roche’s Right to Proportional Representation,” “Membership of Committees” and “Nomination of Directors,” may be repealed or amended only by a 60% vote of our stockholders. However, Roche’s right to nominate a number of directors proportional to Roche’s ownership interest until Roche’s ownership interest is less than 5%, may be repealed or amended only by a 90% vote of our stockholders.

The provisions of the affiliation agreements described below under “Roche Approval Required for Certain Actions” and “Licensing and Marketing Agreements” will terminate if Roche owns less than 40% of our stock.

Under our bylaws and for the purposes of the discussion below in this section, unless otherwise noted, an independent director is a director who is not:

•	one of our officers;

•	an employee, director, principal stockholder or partner of Roche or any Roche affiliate; or

•	an employee, director, principal stockholder or partner of an entity (other than Genentech) that depended on Roche for more than 10% of his, her or its revenues or earnings in its most recent fiscal year.

Composition of Board of Directors

As prescribed by our bylaws, our Board currently consists of seven members: three nominees of Roche, one of our executive officers and three independent directors. All of our directors other than those designated by Roche are nominated by the Nominations Committee of the Board. See “Board Committees and Meetings – Director Nomination.” The Board has the authority to further increase the size of the board from time to time. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

Roche’s Right to Proportional Representation

Under our bylaws, Roche is entitled to representation on our Board proportional to its ownership interest in our Common Stock. Roche is entitled to have a number of directors equal to its percentage ownership of our Common Stock times the total number of directors, rounded up to the next whole number if Roche’s ownership interest is greater than 50% and rounded down if it is less than or equal to 50%. Upon Roche’s request, we will immediately take action to increase the size of our Board or to fill the vacancies by electing Roche nominees in order to achieve Roche’s proportional representation.

If Roche’s ownership interest of our Common Stock falls below 40%, the Roche directors will resign to the extent Roche’s representation exceeds its proportional ownership interest. The number of directors required to resign shall be rounded up to the next whole number. Roche shall thereafter be entitled to nominate a number of directors proportional to Roche’s ownership interest rounded down to the next whole number, until Roche’s ownership interest is less than 5%.

Membership of Committees

We have five committees of the Board:

•	Audit Committee (the “Audit Committee”);

•	Compensation Committee (the “Compensation Committee”);

•	Corporate Governance Committee (the “Corporate Governance Committee”);

•	Executive Committee (the “Executive Committee”); and

•	Nominations Committee (the “Nominations Committee”).

Roche is entitled to designate at least one member of each committee and, upon providing notice to the Company, is entitled to proportional representation on each committee. However, under the Sarbanes–Oxley Act of 2002 (the “Sarbanes–Oxley Act”) and rules of the Securities and Exchange Commission (the “SEC”) promulgated thereunder as well as New York Stock Exchange (“NYSE”) rules relating to corporate governance, no Roche director may be a member of the Audit Committee. Roche’s committee members may designate another Roche director to serve as their alternates on any committee.

Under our bylaws, the Nominations Committee is required to have three members. Any time that Roche’s ownership percentage of our stock is equal to or greater than 80%, the Nominations Committee is to be comprised of two Roche nominees and one independent director. Any time that Roche’s ownership percentage of our stock is less than 80%, the Nominations Committee is to be comprised of a number of Roche nominees equal to Roche’s ownership percentage times three, rounded up to the next whole number if Roche’s total voting power is greater than 50% and rounded down if Roche’s total voting power is less than or equal to 50%. However, Roche may not have more than two nominees at any time. Roche currently has two nominees on the Nominations Committee.

Nomination of Directors

A majority of the members of the Nominations Committee must approve the nomination of any person for director not designated by Roche.

Roche Approval Required for Certain Actions

Without the prior approval of the Roche directors, we may not approve:

•	any acquisition constituting a substantial portion of our business or assets;

•	any sale, lease, license, transfer or other disposal of all or a substantial portion of our business or assets not in the ordinary course of our business;

•	any issuance of capital stock other than (1) issuances pursuant to employee incentive plans not exceeding 5% of our voting stock, (2) issuances upon the exercise, conversion or exchange of any of our outstanding capital stock, and (3) other issuances not exceeding 5% of our voting stock in any 24 month period; and

•	any repurchase or redemption of our capital stock other than (1) a redemption required by the terms of a security and (2) purchases made at fair market value in connection with any of our deferred compensation plans.

For purposes of the first and second bullet points of the previous paragraph, unless a majority of the Board of Directors has made a contrary determination in good faith, a “substantial portion of our business or assets” shall mean a portion of our business or assets accounting for 10% or more of our consolidated total assets, contribution to net income or revenues. If Roche makes a request for proportional representation on the Board, until the Roche designees take office as directors, we may not take any action not in the ordinary course of business without Roche’s consent.

Registration Rights

We have agreed to use our best efforts to file one or more registration statements under the Securities Act of 1933, as amended (the “Securities Act”) in order to permit Roche to offer and sell shares of our Common Stock.

Generally, we will pay all expenses incident to the performance of our obligations with respect to the registration of Roche’s shares of our Common Stock except that Roche has agreed to pay certain expenses to be directly incurred by Roche, including underwriting fees, discounts and commissions and counsel fees. In addition, we are only required to pay for two registrations within a 12-month period. Roche and we have each agreed to customary indemnification and contribution provisions with respect to liability incurred in connection with these registrations.

Dispositions by Roche

If Roche and its affiliates sell their majority ownership in our Common Stock to a successor, Roche will cause the successor to purchase all shares of our Common Stock not held by Roche:

•	if the consideration is entirely in either cash or equity traded on a U.S. national securities exchange, with consideration in the same form and amounts per share as received by Roche and its affiliates; or

•	in any other case, with consideration either in the same form and amounts per share as received by Roche and its affiliates or with consideration that has a value per share not less than the weighted average value per share received by Roche and its affiliates as determined by an investment bank of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed to cause the buyer of our Common Stock to agree to be bound by the obligations described in the preceding paragraph as well as the obligations described under “Business Combinations with Roche” and “Compulsory Acquisitions” below. We have agreed that the buyer shall be entitled to succeed to Roche’s rights described under “Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock” below.

Business Combinations with Roche

Roche has agreed that, as a condition to any merger of the Company with Roche or its affiliates or the sale of substantially all of our assets to Roche or its affiliates, either:

•	the merger or sale must be authorized by a favorable vote at any meeting of a majority of the shares of Common Stock not owned by Roche, provided that no person or group shall be entitled to cast more than 5% of the votes cast at the meeting; or

•	in the event a favorable vote is not obtained, the value of the consideration to be received by the holders of our Common Stock, other than Roche, shall be equal to or greater than the average of the means of the ranges of fair values for the Common Stock as determined by two investment banks of nationally recognized standing appointed by a committee of independent directors.

Roche has agreed that it will not sell any shares of our Common Stock in the 90 days immediately preceding any proposal by Roche for a merger with us. Roche also agreed that in the event of any merger of the Company with Roche or its affiliates or sale of substantially all of our assets to Roche or its affiliates, each unvested option outstanding under our stock option plans will:

•	be accelerated and become exercisable immediately prior to the consummation of the transaction for the total number of shares of Common Stock covered by the option;

•	become exchangeable upon the consummation of the transaction for deferred cash compensation, which vests on the same schedule as the shares of the Common Stock covered by the option, having a value equal to the product of (A) the number of shares covered by the option and (B) the amount which Roche, in its reasonable judgment, considers to be equivalent in value to the consideration per share received by Common Stock holders in the transaction other than Roche, minus the exercise price per share of the option; or

•	be canceled in exchange for a replacement option to purchase stock of the surviving corporation in the transaction with the terms of the option to provide value equivalent, as determined by Roche in its reasonable discretion, to that of the canceled option.

Compulsory Acquisitions

If Roche owns more than 90% of our Common Stock for more than two months, Roche has agreed to, as soon as reasonably practicable, effect a merger of the Company with Roche or an affiliate of Roche.

The merger shall be conditioned on the vote or the valuation described under the first two bullets of “Business Combinations with Roche” above.

Roche’s Ability to Maintain its Percentage Ownership Interest in Our Stock

Our affiliation agreement with Roche provides, among other things, that with respect to any issuance of Common Stock by us in the future, we will repurchase a sufficient number of shares so that immediately after such issuance the percentage of our Common Stock owned by Roche will be no lower than 2% below the “Minimum Percentage” (as defined below); provided however, as long as Roche’s percentage ownership is greater than 50%, prior to issuing any shares, we will repurchase a sufficient number of shares of our Common Stock such that, immediately after our issuance of shares, Roche’s percentage ownership will be greater than 50%. The Minimum Percentage equals the lowest number of shares of our Common Stock owned by Roche since the July 1999 offering (to be adjusted for dispositions of shares of our Common Stock by Roche as well as for stock splits or stock combinations) divided by 1,018,388,704, the number of shares of our Common Stock outstanding at the time of the July 1999 offering, as adjusted for stock splits. The affiliation agreement also provides that, upon Roche’s request, we will repurchase shares of our Common Stock to increase Roche’s ownership to the Minimum Percentage. In addition, Roche will have a continuing option to buy stock from us at prevailing market prices to maintain its percentage ownership interest.

Licensing and Marketing Agreements

We have a July 1999 Amended and Restated Licensing and Marketing Agreement with F. Hoffmann-La Roche Ltd (“Hoffmann-La Roche”) and its affiliates granting Hoffmann-La Roche an option to license, use and sell our products in non-U.S. markets. The major provisions of that agreement include the following:

•	Hoffmann-La Roche’s option expires in 2015;

•	Hoffmann-La Roche may exercise its option to license our products upon the occurrence of any of the following: (1) our decision to file an Investigational New Drug Application (or “IND”) for a product, (2) completion of the first Phase II trial for a product or (3) if Hoffmann-

La Roche previously paid us a fee of $10 million to extend its option on a product, or completion of a Phase III trial for that product;

•	if Hoffmann-La Roche exercises its option to license a product, it has agreed to reimburse Genentech for development costs as follows: (1) if exercise occurs at the time of Genentech’s decision to file an IND is filed, Hoffmann-La Roche will pay 50% of development costs incurred prior to the filing and 50% of development costs subsequently incurred, (2) if exercise occurs at the completion of the first Phase II trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of the trial, 75% of development costs subsequently incurred for the initial indications, and 50% of subsequent development costs for new indications, formulations or dosing schedules, (3) if the exercise occurs at the completion of a Phase III trial, Hoffmann-La Roche will pay 50% of development costs incurred through completion of Phase II, 75% of development costs incurred through completion of Phase III, and 75% of development costs subsequently incurred, and $5 million of the option extension fee paid by Hoffmann-La Roche to preserve its right to exercise its option at the completion of a Phase III trial will be credited against the total development costs payable to Genentech upon the exercise of the option, and (4) each of Genentech and Hoffmann-La Roche have the right to “opt-out” of developing an additional indication for a product for which Hoffmann-La Roche exercised its option, and would not share the costs or benefits of the additional indication, but could “opt-back-in” within 30 days of decision to filed for approval of the indication by paying twice what they would have owed for development of the indication if they had not opted out;

•	we agreed, in general, to manufacture for and supply to Hoffmann-La Roche its clinical requirements of our products at cost, and its commercial requirements at cost plus a margin of 20%; however, Hoffmann-La Roche will have the right to manufacture our products under certain circumstances;

•	Hoffmann-La Roche has agreed to pay, for each product for which Hoffmann-La Roche exercises its option upon either a decision to file an IND with the U.S. Food and Drug Administration (“FDA”) or completion of the first Phase II trial, a royalty of 12.5% on the first $100 million on its aggregate sales of that product and thereafter a royalty of 15% on its aggregate sales of that product in excess of $100 million until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product; and

•	Hoffmann-La Roche will pay, for each product for which Hoffmann-La Roche exercises its option after completion of a Phase III trial, a royalty of 15% on its sales of that product until the later in each country of the expiration of our last relevant patent or 25 years from the first commercial introduction of that product; however, $5 million of any option extension fee paid by Hoffmann-La Roche will be credited against royalties payable to us in the first calendar year of sales by Hoffmann-La Roche in which aggregate sales of that product exceed $100 million.

We have further amended this licensing and marketing agreement with Hoffmann-La Roche to delete or add certain Genentech products under Hoffman-La Roche’s commercialization and marketing rights for Canada.

We also have a July 1998 licensing and marketing agreement relating to anti-HER2 antibodies (Herceptin and Omnitarg) with Hoffmann-La Roche, providing them with exclusive marketing rights outside of the U.S. Under the agreement, Hoffmann-La Roche funds one-half the global development costs incurred in connection with developing anti-HER2 antibody products under the agreement. Either Genentech or Hoffmann-La Roche has the right to “opt-out” of developing an additional indication for a product and would not share the costs or benefits of the additional indication, but could “opt-back-in” before approval of the indication by paying twice what would have been owed for development of the indication if no opt-out had occurred. Hoffmann-La Roche has also agreed to make royalty payments of 20% on aggregate net product sales outside the U.S. up to $500 million in each calendar year and 22.5% on such sales in excess of $500 million in each calendar year.

Research Collaboration Agreement

In April 2004, we entered into a research collaboration agreement with Hoffmann-La Roche that outlines the process by which Hoffmann-La Roche and Genentech will conduct and share in the costs of joint research on certain molecules in areas of mutual interest. The agreement further outlines how development and commercialization efforts will be coordinated with respect to select molecules, including the financial provisions for a number of different development and commercialization scenarios undertaken by either or both parties.

See “Certain Relationships and Related Person Transactions” on page 33 for a discussion of transactions under other agreements between Hoffmann-La Roche and us.

Tax Sharing Agreement

We have a tax sharing agreement with Roche. If we and Roche elect to file a combined state and local tax return in certain states where we may be eligible, our tax liability or refund with Roche for such jurisdictions will be calculated on a stand alone basis.

PROPOSAL 1 — ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

Our Board of Directors is elected each year at the Annual Meeting. Our Board is currently comprised of the following seven directors as provided for in our bylaws:

•	three independent directors: Herbert W. Boyer, Debra L. Reed and Charles A. Sanders;

•	one of our executive officers: Arthur D. Levinson, who is also the Chairman of the Board; and

•	three Roche directors: William M. Burns, Erich Hunziker and Jonathan K. C. Knowles.

Each of the incumbent directors is a current nominee for director on our Board. All of these nominees for director, if elected, will serve until the 2008 Annual Meeting of Stockholders or until a successor is elected or appointed, and we expect each of these nominees to be able to serve if elected. If a director nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for any other person the Board of Directors may select or who may be properly nominated by a Genentech stockholder.

The persons named in the enclosed proxy card will vote your proxy for the election of each of these nominees unless you indicate otherwise. Proxies may not be voted for a greater number of persons than the nominees named below.

The following information outlines the name and age of each nominee for director (as of December 31, 2006), his or her current principal occupation, any other position held with the Company, and the period during which he or she has served as a director of the Company:

			Director
Name	Age	Principal Occupation/Position Held	since

Herbert W. Boyer, Ph.D.	70	Retired co-founder of Genentech and Professor Emeritus of Biochemistry and Biophysics at University of California at San Francisco	1976
William M. Burns	59	Chief Executive Officer of the Pharmaceuticals Division and Member of the Corporate Executive Committee, The Roche Group	2004
Erich Hunziker, Ph.D.	53	Chief Financial Officer and Deputy Head of the Corporate Executive Committee, The Roche Group	2004
Jonathan K. C. Knowles, Ph.D.	59	Head of Global Research and Member of the Corporate Executive Committee, The Roche Group	1998
Arthur D. Levinson, Ph.D.	56	Chairman and Chief Executive Officer of Genentech, Inc.	1995
Debra L. Reed	50	President and Chief Executive Officer of San Diego Gas & Electric and Southern California Gas Co.	2005
Charles A. Sanders, M.D.	74	Retired Chairman and Chief Executive Officer of Glaxo, Inc.; Lead Director of Genentech	1999

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH NOMINEE

Dr. Boyer, a founder of Genentech who is currently retired, had been a director of Genentech since 1976 when he resigned from the Board in June 1999 in connection with the redemption of our Special Common Stock. He was reelected to the Board in September 1999. He served as a Vice President of Genentech from 1976 to 1991. Dr. Boyer, a Professor of Biochemistry at the University of California at San Francisco from 1976 to 1991, demonstrated the usefulness of recombinant DNA technology to produce medicines economically, which laid the groundwork for Genentech’s development. Dr. Boyer has received numerous awards for his research, including the BayBio Pantheon Lifetime Achievement Award in 2005, National Medal of Science from President George Bush in 1990, the National Medal of Technology in 1989 and the Albert Lasker Basic Medical Research Award in 1980. He is an elected member of the National Academy of Sciences and a Fellow in the American Academy of Arts and Sciences. In 2001, Dr. Boyer was elected to the National Inventors Hall of Fame. In addition, Dr. Boyer serves as Vice-Chairman of the Board of Directors of Allergan, Inc.

Mr. Burns was elected a director of Genentech in April 2004. He was appointed Chief Executive Officer of the Pharmaceuticals Division of The Roche Group, an international healthcare company, in January 2005 and was elected to the Corporate Executive Committee of The Roche Group in 2000. From 2001 to December 2004, Mr. Burns served as Head of the Pharmaceuticals Division of The Roche Group. From 1998 to 2001, Mr. Burns served as Head of Europe and International Business of Roche Pharmaceuticals. From 1991 to 1998, Mr. Burns served as Global Head of Strategic Marketing and Business Development for Roche Pharmaceuticals. Mr. Burns is a member of the Board of Directors of Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Mr. Burns is a designee of Roche.

Dr. Hunziker was elected a Director of Genentech in April 2004. He joined the Roche Group as Chief Financial Officer in 2001 and was elected to the Executive Committee of The Roche Group at that time. In January 2005 he was appointed Deputy Head of the Executive Committee. Prior to joining The Roche Group, from 1998 until 2001, Dr. Hunziker was Chief Executive Officer of the Diethelm Group and Diethelm Keller Holding Ltd. Dr. Hunziker joined Corange Ltd (holding company of Boehringer Mannheim Group) where he was appointed Chief Financial Officer in 1997. Dr. Hunziker is a member of the Boards of Directors of Holcim Ltd. and Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Dr. Hunziker is a designee of Roche.

Dr. Knowles was elected a director of Genentech in February 1998. He joined The Roche Group as Head of Global Research in September 1997. In January 1998, he became a member of the Corporate Executive Committee of The Roche Group. Dr. Knowles also serves as a member of the Board of Directors of Chugai Pharmaceutical Co., Ltd., a subsidiary of Roche. Pursuant to the affiliation agreement, Dr. Knowles is a designee of Roche.

Dr. Levinson was appointed Chairman of the Board of Directors of Genentech in September 1999 and was elected its Chief Executive Officer and a director of the Company in July 1995. Since joining the Company in 1980, Dr. Levinson has been a Senior Scientist, Staff Scientist and the Director of the Company’s Cell Genetics Department. He was appointed Vice President of Research Technology in April 1989, Vice President of Research in May 1990, Senior Vice President of Research in December 1992, Senior Vice President of Research and Development in March 1993 and President in July 1995. Dr. Levinson also serves as a member of the Boards of Directors of Apple Computer, Inc. and Google, Inc.

Ms. Reed was elected a director of Genentech in August 2005. She is President and Chief Executive Officer of San Diego Gas & Electric (SDG&E) and Southern California Gas Co. (SoCalGas), Sempra Energy’s California regulated utilities. Previously Ms. Reed served as President and Chief Operating Officer of SDG&E and SoCalGas from 2004 until 2006; President and Chief Financial Officer of SDG&E and SoCalGas from 2002 until 2004; and President of SDG&E from 2000 to 2002. Ms. Reed has also served as President of Energy Distribution Services at SoCalGas, and has held other leadership positions at SoCalGas. Ms. Reed serves on the Boards of Directors of Halliburton Company, SDG&E and SoCalGas.

Dr. Sanders, who is currently retired, was elected a director of Genentech in August 1999 and the lead director of the Board in February 2003. He served as Chief Executive Officer of Glaxo Inc., a pharmaceutical company, from 1989 to 1994, and was the Chairman of the Board of Glaxo Inc. from 1992 to 1995. He also has served on the Board of Directors of Glaxo plc. Dr. Sanders is a member of the Boards of Directors of Vertex Pharmaceuticals, Biopure Corporation (retiring from the Biopure Board as of April 4, 2007), Cephalon, Inc., and Icagen, Inc.

BOARD COMMITTEES AND MEETINGS

During 2006, the Board of Directors held five (5) meetings. Each of our incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which the directors served. None of the members of the Audit, Compensation, Corporate Governance or Nominations Committee was an officer or employee of the Company. We show below information on our standing committees of the Board of Directors including the membership, functions and number of meetings of each Board committee held in 2006.

Name of Committee		Number of
and Members	Functions of the Committee	Meetings

AUDIT Herbert W. Boyer Debra L. Reed Charles A. Sanders
•          Monitors the integrity of the Company’s financial statements and financial reporting process.
•          Reviews management’s programs to (i) maintain adequate systems of internal financial controls, (ii) safeguard the Company’s assets, (iii) provide appropriate reserves for any legal or regulatory issues and (iv) assess and manage risk.
•          Monitors the independence and performance of the Company’s independent registered public accountants. Responsible for the selection, compensation, evaluation and replacement of the independent registered public accountants.
•          Reviews the overall scope and plans for the annual general audit, and the integrated audit of the independent registered public accountants.
•          Pre-approves all audit services and all other permitted services to be performed by the independent registered public accountants.
•          Engages, monitors the performance of, and replaces the general auditor and reviews the scope and results of the Company’s general audit program.
•          Establishes and reviews procedures for the receipt, retention, and treatment of complaints regarding the accounting, internal accounting controls or auditing matters.
•          Reviews and discusses the annual audited financial statements with management and the independent registered public accountants.
		12

COMPENSATION Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K. C. Knowles Debra L. Reed Charles A. Sanders	• Administers the Company’s equity incentive plans, the Company’s bonus program and certain other corporate benefits programs. • Reviews and approves the Company’s annual bonus pool, annual stock option grants and executive officer compensation, including that of the Chief Executive Officer. • Elects executive officers of the Company.	4

CORPORATE GOVERNANCE Herbert W. Boyer William M. Burns Erich Hunziker Jonathan K. C. Knowles Debra L. Reed Charles A. Sanders	• Reviews the Company’s policies relating to sales and marketing activities, investor relations, corporate relations, government affairs, equal employment opportunity, legal and regulatory affairs, and the Company’s compliance with laws and regulations in the foregoing and other areas as well as the Company’s code of ethics, and unless reviewed by the entire Board, the effectiveness of the Board of Directors and Board committees.	5

EXECUTIVE Herbert W. Boyer William M. Burns Arthur D. Levinson	• Established to act when the full Board of Directors is unavailable. • Has the authority of the Board in the management of the business and affairs of the Company, except those powers that cannot be delegated by the Board of Directors by law.	0

NOMINATIONS Herbert W. Boyer William M. Burns Erich Hunziker	• Identifies, reviews and recommends potential nominees to the Board and reviews potential nominees recommended by the stockholders.	0

Director Independence

Drs. Sanders and Boyer and Ms. Reed are independent directors in accordance with NYSE corporate governance listing standards. As Roche holds more than 50% of the voting power of Genentech, we have elected to rely on the NYSE “controlled company” exemption from compliance with NYSE corporate governance listing standards requiring that a majority of the directors on our Board and on the Compensation, Corporate Governance and Nominations Committees of our Board be independent. As a result, the majority of the directors on our Board and these committees are not independent under the criteria for independence established under the NYSE corporate governance listing standards. However, each member of the Audit Committee is an independent director in accordance with SEC rules and NYSE corporate governance listing standards.

Director Attendance at Annual Meeting

We have no policy requiring directors to attend the Annual Meeting; however, directors are encouraged to attend the annual meetings at which they will stand for election or re-election. All directors serving on the Board as of our 2006 Annual Meeting attended that meeting.

Communication with the Board of Directors

Dr. Sanders has been appointed the lead director of the Board and in that role, chairs non-management executive sessions of the Board. Ms. Reed has been appointed the chair of the Audit Committee. As discussed in the Company’s Principles of Corporate Governance, our employees, stockholders or other third parties who wish to communicate with the Board of Directors other than through the Chairman may communicate directly to the lead director or to the chair of the Audit Committee of the Board. Communications to Dr. Sanders and Ms. Reed, respectively, may be addressed to Dr. Sanders at c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or via e-mail at csanders@gene.com, and to Ms. Reed at c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990 or via e-mail at reed.debra@gene.com.

Director Nomination

Under our bylaws, our Nominations Committee is composed of three members of which two are Roche directors (Mr. Burns and Dr. Hunziker) and one is an independent director (Dr. Boyer). Roche’s representation on this committee is subject to its ownership percentage of our stock as described in greater detail in “Membership of Committees” under “Relationship with Roche.” The Nominations Committee does not have a formal written charter.

The Nominations Committee will consider director candidates for the Board of Directors recommended by our stockholders. Under our bylaws, to be considered, stockholders who wish to recommend a candidate for the Board should send a letter to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, South San Francisco, CA 94080-4990, with the following information: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our stock that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any additional information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to SEC rules. Our bylaws require that any director nominee not designated by Roche be approved by a majority of the members of the Nominations Committee.

Pursuant to our Bylaws, the Board’s process for identifying and evaluating potential directors depends on whether such an individual is (i) a nominee of Roche, (ii) a management director or (iii) an independent director as defined in our bylaws. Roche identifies all of its director nominees to our Board without input from the Company or the other non-Roche Board members. If the Board wishes to identify a management director, such individual may be identified as a director nominee by existing

Board member(s) or executive management at the Company. If the Board of Directors wishes to identify new independent director candidates for Board membership, it may retain a third party executive search firm to help identify prospective director nominees. At the request of the Company, the search firm may also screen candidates, conduct reference checks, prepare a biography of each candidate for Board or Nominations Committee review, and if appropriate, schedule interviews with the Board or Nominations Committee. The evaluation of management and independent director candidates will take place on the same basis regardless of whether the candidate was recommended by a search firm, a stockholder or identified through any other source.

The Board’s desired minimum qualifications for a director nominee depend on whether such individual is a Roche or non-Roche designee. The Board has not established any minimum criteria for Roche designees as such individuals are identified for nomination by Roche. For any independent director nominees, the nominee must meet the Company’s bylaw requirements for being considered an independent director, and if such nominee will serve on the Audit Committee, also the SEC and NYSE criteria for independence. In addition, with respect to management or independent director nominees, the Board assesses character, judgment, business acumen and experience.

Any other minimum qualifications will be determined by the Board on a case-by-case basis as any such qualifications may vary, depending on whether the Board desires to fill a vacant seat or increase the size of the Board to add new directors. In addition, the Nominations Committee may also evaluate whether a potential director nominee’s skills are complementary to existing Board members’ skills or meet the Board’s need for operations, management, commercial, financial, international or other expertise. We believe that all director nominees should possess the highest personal and professional ethics and be committed to representing both the short-term and long-term interests of our stockholders.

CORPORATE GOVERNANCE

Our Board of Directors has formally adopted Principles of Corporate Governance that guide its actions with respect to the composition of the Board, Board functions and responsibilities, the Board’s standing committees, and Board involvement in compliance and ethics matters affecting the Company.

The Board expects all directors, as well as officers and employees, to act ethically at all times and to adhere to the policies comprising our code of ethics known as the Genentech Good Operating Principles. The Board also expects the Chief Executive Officer (“CEO”), the Chief Financial Officer, Chief Accounting Officer, Controller and all other senior financial officials to adhere to the Company’s Code of Ethics for the CEO and Senior Financial Officials.

The Principles of Corporate Governance, the Genentech Good Operating Principles and the Code of Ethics for the CEO and Senior Financial Officials can be accessed on our website at www.gene.com. These documents are also available in print to any stockholder who requests them by contacting our Investor Relations department at (650) 225-4150 or by sending an e-mail to investor.relations@gene.com.

2006 DIRECTOR COMPENSATION

The following information outlines the compensation paid to our Non-Employee Directors, including annual board and committee retainer fees, and meeting attendance fees for the fiscal year ended December 31, 2006:

	Fees
	Earned or	Option	All Other
	Paid in	Awards	Compensation
Name	Cash ($)(1)	($)(2)	($)	Total ($)
Herbert W. Boyer	66,000(3)	369,305	0	435,305
William M. Burns	0(4)	0	0	0
Erich Hunziker	0(4)	0	0	0
Jonathan K.C. Knowles	0(4)	0	0	0
Debra L. Reed	71,625(5)	761,109	0	832,734
Charles A. Sanders	74,750(6)	369,305	0	444,055

(1)	In 2006, each non-employee director was eligible to receive an annual cash retainer fee of $40,000 per year and was eligible to receive a fee of $2,500 for each Board meeting at which the director was present in person and $500 for each Board meeting at which the director was present by telephone. In addition, any director who was required to arrive at the site of a Board meeting one full day or more in advance of the meeting to be present in a timely manner was eligible to receive an additional amount of $1,000 for each day such director spent at the site prior to the meeting. Each member of the Audit Committee was eligible to receive a fee of $1,500 for each committee meeting at which the director was present in person and $500 for each committee meeting at which the director was present by telephone. In addition, the Chair of the Audit Committee was eligible to receive an annual cash retainer fee of $10,000 and each other Audit Committee member was eligible to receive an annual cash retainer fee of $2,500. Each member of the Corporate Governance Committee was eligible to receive a fee of $1,000 for each committee meeting at which the director was present in person. Effective January 2007, the annual retainer for each non-employee director was increased to $50,000.

(2)	These amounts reflect expense recognized by us in 2006 for a portion of the current and prior year option awards to directors. Reference is made to Note 3 “Employee Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on February 23, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. In 2006, our independent directors were eligible to receive a stock option to purchase 10,000 shares of our Common Stock upon re-election to the Board at each annual meeting. In addition to the re-election grant, our independent directors are eligible to receive a stock option for the purchase of up to an additional 5,000 shares of Common Stock, based upon our performance against median peer company performance for the previous fiscal year. These options vest over a twelve-month period with half of the shares vesting on the six month anniversary of the grant date and the other half vesting monthly in equal installments over the remaining six months. Effective January 2007, our independent director re-election grants were reduced to an option for purchase of 7,500 shares, and the additional stock option grant based upon our performance against median peer company performance was reduced to up to an additional 3,500 shares. New independent directors are eligible to receive a stock option to purchase 20,000 shares of our Common Stock upon first election to the Board. Dr. Boyer, Ms. Reed, and Dr. Sanders each were granted an option to purchase 15,000 shares of Common Stock on April 20, 2006, and such options are outstanding as of December 31, 2006. The aggregate grant date fair value of each such option computed in accordance with FAS 123R was $376,724.

(3)	Includes an annual retainer of $40,000, a fee for Mr. Boyer’s role on the Audit Committee of $2,500, and additional fees of $23,500 for Board and committee meetings attended.

(4)	Genentech directors who serve on the Board as Roche representatives have declined any compensation for their service.

(5)	Includes an annual retainer of $40,000, fees for Ms. Reed’s role on the Audit Committee of $7,125, and additional fees of $24,500 for Board and committee meetings attended.

(6)	Includes an annual retainer of $40,000, fees for Dr. Sanders’ role on the Audit Committee of $5,250, and additional fees of $29,500 for Board and committee meetings attended.

Compensation information for our employee director, Dr. Levinson, is included in the Section entitled “Compensation of Named Executive Officers” beginning on Page 26.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2007 and has directed management to submit the selection of Ernst & Young LLP for ratification by the stockholders at the Annual Meeting.

Ernst & Young LLP has audited our financial statements since our inception in 1976. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions from stockholders.

Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the year ending December 31, 2007.

A majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR APPROVAL OF PROPOSAL 2.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The aggregate fees billed by Ernst & Young LLP to the Company for fiscal years 2006 and 2005 for the professional services described below are as follows:

	2006	2005

Audit fees(1)	$2,747,800	$2,814,500
Audit-related fees(2)	$309,197	$149,452
Tax fees(3)	$593,899	$254,211
All other fees	$0	$0

(1)	Represents fees for the audit of our annual consolidated financial statements and review of the consolidated financial statements included in our Forms 10-Q.

(2)	Represents fees for services related to the performance of the year-end audit and quarterly review of the financial statements including accounting consultations, due diligence services, and the audit of our employee benefit plans.

(3)	Represents fees for services relating to transaction reviews, tax regulatory matters, tax return review and expatriate tax matters.

AUDIT COMMITTEE MATTERS

The Audit Committee of the Board of Directors consists of Drs. Boyer and Sanders and Ms. Reed, with Ms. Reed acting as the Chair of the Audit Committee. Ms. Reed was appointed the Chair of the Audit Committee on April 19, 2006, prior to which Dr. Sanders served as Chair. The Audit Committee meets regularly with management, the independent registered public accounting firm, and the general auditor, both jointly and separately, has sole authority to hire and fire the Company’s independent registered public accounting firm, and reviews our financial reporting process on behalf of the Board. The Audit Committee operates under a formal written charter available on the Company’s website at www.gene.com. The charter is available in print to any stockholder who requests it by contacting our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

Each member of the Audit Committee is an independent director in accordance with NYSE corporate governance listing standards. In addition, the Board has determined that each member of the Audit Committee does not have a material relationship with the Company or Roche either directly or as a partner, stockholder or officer of any organization that has a relationship with the Company or Roche. Furthermore, the Board has determined that each Audit Committee member is “financially literate” and that Ms. Reed and Dr. Sanders have “accounting or related financial management expertise” in accordance with NYSE corporate governance listing standards. The Board determined that Ms. Reed also qualifies as an “audit committee financial expert” as defined under SEC rules.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent registered public accounting firm and senior management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Ms. Reed, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In 2006, all audit and non-audit services were pre-approved in accordance with the Company’s policy.

AUDIT COMMITTEE REPORT(1)

The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2006.

Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our financial statements in accordance with auditing standards generally accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and the independent registered public accounting firm, Ernst & Young LLP. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Ernst & Young LLP has provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in Genentech’s Annual Report on Form 10-K for the year ended December 31, 2006.

From the members of the Audit Committee of Genentech:

            Herbert W. Boyer
            Debra L. Reed
            Charles A. Sanders

(1) The material in this report is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following information outlines the number of shares of our Common Stock beneficially owned as of January 31, 2007 by (a) each stockholder known to us to beneficially own more than 5% of our Common Stock, (b) each of our directors, (c) our Chief Executive Officer, Chief Financial Officer, and our three additional most highly compensated executive officers (the “Named Executive Officers” or “NEOs”), and (d) our directors, director nominees and executive officers as a group. In general, “Beneficial Ownership” refers to shares that an individual or entity has the power to vote or dispose of, and any rights to acquire Common Stock that are currently exercisable or will become exercisable within 60 days of January 31, 2007. Unless otherwise indicated, each person named below holds sole investment and voting power, other than the powers that may be shared with the person’s spouse under applicable law.

	Genentech		Equity Securities of Roche
	Common Stock		Holding Ltd
	Number of	Percent of	Number of	Percent of
Name of Beneficial Owner	Shares	Class	Shares	Class

Roche Holdings, Inc.(1)	587,189,380	55.8%	n/a	n/a
FMR Corp.(2)	56,764,674(3)	5.39%	n/a	n/a
Herbert W. Boyer	101,050(4)	*	0	0
William M. Burns	0(5)	*	1	**
Erich Hunziker	0(5)	*	1	**
Jonathan K. C. Knowles	0(5)	*	0	0
Arthur D. Levinson	4,514,791(6)	*	0	0
Debra L. Reed	25,625(7)	*	0	0
Charles A. Sanders	163,550(8)	*	0	0
Susan D. Desmond-Hellmann	1,416,275(9)	*	0	0
David A. Ebersman	587,809(10)	*	0	0
Richard H. Scheller	84,792(11)	*	0	0
Stephen G. Juelsgaard	521,656(12)	*	0	0
All directors, director nominees and executive officers as a group (15 persons)	7,862,396(13)	*	0	**

*	Less than 1% of the outstanding shares of our Common Stock.

**	Less than 1% of the outstanding equity securities of Roche Holding Ltd.

(1)	The address of Roche is One Commerce Center, Suite 1050, 1201 N. Orange Street, Wilmington, Delaware, 19801.

(2)	The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(3)	All information regarding FMR Corp. and its affiliates is based on information disclosed in a Schedule 13G filed by FMR Corp. and Edward C. Johnson 3rd with the SEC on February 14, 2007 (the “FMR Schedule 13G”) reporting beneficial ownership of Genentech’s common stock as of December 31, 2006. According to the FMR Schedule 13G: (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. beneficially owns 54,873,366 of these shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity, and the Fidelity funds each has sole power to dispose of such shares. The sole power to vote or direct the voting of these shares resides with the funds’ Boards of Trustees; (ii) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., beneficially owns 69,700 of these shares. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power with respect to such shares and sole power to vote or to direct the voting of such shares; (iii) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp., beneficially owns 196,218 shares; (iv) Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR Corp., beneficially owns 287,250 shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors, LLC, each has sole dispositive power with respect to such shares and sole power to vote or to direct the voting of such shares; (v) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR Corp., beneficially owns 846,540 shares. Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power with respect to such shares and sole power to vote or to direct the voting of such shares; and (vi) Fidelity International Limited, an investment advisor, is the beneficial owner of 455,200 shares.

(4)	Includes stock options to purchase 73,550 shares that were exercisable on or within 60 days of January 31, 2007.

(5)	As of January 31, 2007, Roche owned 587,189,380 shares of Common Stock, representing 55.8% ownership. Pursuant to the affiliation agreement, Roche appointed Mr. Burns, Dr. Hunziker and Dr. Knowles as its representatives on our Board of Directors.

(6)	Includes stock options to purchase 4,506,179 shares that were exercisable on or within 60 days of January 31, 2007.

(7)	Includes stock options to purchase 25,625 shares that were exercisable on or within 60 days of January 31, 2007.

(8)	Includes stock options to purchase 161,550 shares that were exercisable on or within 60 days of January 31, 2007.

(9)	Includes stock options to purchase 1,415,308 shares that were exercisable on or within 60 days of January 31, 2007.

(10)	Includes stock options to purchase 579,712 shares that were exercisable on or within 60 days of January 31, 2007.

(11)	Includes stock options to purchase 84,792 shares that were exercisable on or within 60 days of January 31, 2007.

(12)	Includes stock options to purchase 516,845 shares that were exercisable on or within 60 days of January 31, 2007.

(13)	Includes Common Stock beneficially owned by all directors, director nominees and executive officers. Includes stock options to purchase 7,798,314 shares that were exercisable on or within 60 days of January 31, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Our compensation programs are designed to attract and retain employees and reward them for their efforts toward helping us achieve our short-term and long-term goals. Compensation programs in which our NEOs participate are additionally designed to be equitable and competitive with the compensation programs of companies with whom we compete for new employees, and link pay to performance and stockholder returns over the long-term.

Objectives of Compensation

As discussed in greater detail below, compensation for our NEOs consists of four elements: base salary, bonus, stock options, and benefit programs. With respect to each element of compensation, the Compensation Committee is guided by the following objectives:

Competitiveness: to pay our NEOs compensation that taken as a whole is competitive with that of NEOs in similar positions at a group of 14 comparator companies in the pharmaceutical and biotechnology industries;

Corporate Performance: to base a portion of compensation on achievement of our financial and strategic goals for the fiscal year as well as on our performance relative to the performance of the comparator companies;

Individual Performance: to base a portion of compensation on individual responsibilities, contributions and performance during the past year;

Cost-effectiveness: to make fiscally responsible decisions and allocate resources in a manner that supports our business objectives; and

Equitable Compensation: to provide compensation programs that are broad-based for all employees and provide reward levels commensurate with relative position in the Company.

Across all compensation and benefits elements we review information from a group of comparator companies to set our NEOs’ compensation and benefits to be competitive with that of NEOs in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. The group of fourteen comparator companies is selected based on industry and scope (market capitalization and revenue) and consists of the following companies: Abbott Laboratories, Allergan, Inc., Amgen Inc., Biogen IDEC Inc., Bristol Myers-Squibb Company, Eli Lilly and Company, Genzyme Corporation, Gilead Sciences, Inc., Johnson & Johnson, MedImmune, Inc., Merck & Co., Inc., Pfizer Inc., Schering-Plough Corporation, & Wyeth (the “comparator group”). Data from the comparator group is adjusted using regression analysis to reflect our size and scope (revenue and market capitalization). Specific benchmarking elements include base salaries, target bonuses and actual bonuses paid, actual annual equity awards, total cash compensation, benefits and total compensation. The Compensation Committee has reviewed the compensation paid by our comparator companies for the past fiscal year and in doing so considered industry segment, revenue level, and market capitalization.

Elements of Compensation

Base Salary

We pay base salaries to compensate our NEOs for performing specific job responsibilities. Base salaries represent a fixed portion of compensation and vary by position.

Our base salary program for NEOs follows the same methodology used for all employees in terms of our benchmarking and positioning relative to the comparator group. We consider a broad set of factors in setting base salary for our NEOs including an individual’s current base salary, individual performance, total cash and total direct compensation as it compares to the market, and the relationship of pay to other senior officers in the Company.

The benchmarking process for our NEOs is conducted annually and includes a review of aggregate compensation of each executive officer position. We use available proxy statement data and published compensation survey sources for this review and assessment. Survey data sources are weighted to approximate our anticipated revenue level in the next fiscal year. Finally, we consider total cash and total compensation levels in our annual assignment of base salaries. Corporate performance is not a direct factor in the design and administration of our base salary programs except insofar as we use the comparator group to determine base salary levels. The base salaries for each of our NEOs were at or below the 50th percentile of base salaries for their respective positions in companies in the comparator group or in the compensation surveys utilized. Dr. Levinson declined a salary increase in 2006.

Bonus

We choose to award bonuses in order to reward annual performance and bonuses are expressly linked to successful achievement of pre-specified annual corporate performance goals. Among all compensation to NEOs, bonuses provide the most direct link between compensation levels and annual corporate performance. Our bonus program for our NEOs is the same program as that utilized with our other employees. Bonuses are paid in cash.

Overall Bonus Pool Funding: Our bonus pool funding is based on an analysis of bonus funding levels as a percent of net income at our comparator group, as well as broader biotechnology and pharmaceutical companies (the “bonus pool comparator group”). Our bonus pool funding is composed of two parts — a base bonus pool and an incremental bonus pool. The base bonus pool, which is linked to performance of specific annual corporate objectives, targets the 50th percentile of net income percentage bonus pool contribution used by the bonus pool comparator group. The incremental bonus pool, which is linked to earnings per share (“EPS”) and operating revenue growth relative to the comparator group, targets up to the 75th percentile of net income percentage bonus pool contribution used by the bonus pool comparator group.

Corporate performance goals: The Compensation Committee approves performance goals annually at its December meeting for the subsequent fiscal year. Our performance on these goals determines the amount of funds available in the bonus pool and if a bonus will be paid to all eligible employees, including NEOs. For fiscal year 2006, the corporate performance goals linked to the base bonus pool were as follows: (i) corporate and financial performance, including increasing earnings per share, meeting specific productivity goals and managing operational budgets within specified targets; (ii) commercial performance, including increasing U.S. product sales, both generally and with respect to specific products, increasing margins resulting from the sale of our products and meeting certain compliance objectives; (iii) research and development performance, including timing of regulatory filings, initiating or completing specified clinical trials, investigating the use of new products, selecting new products for development and entering into in-licensing arrangements; (iv) product operations and regulatory, quality and compliance performance, including maintaining target levels of inventory, operating at budgeted cost of production and achieving certain regulatory objectives; and (v) employee development performance, focused on enhancing leadership and management development. In addition, there were two corporate performance goals, linked to the incremental bonus pool, including earnings per share growth relative to the comparator group and operating revenue growth relative to the comparator group.

The corporate performance goals for bonuses seek to balance the desire for immediate increase in earnings and improvement in other financial performance measures and the longer term goal of enhancing stockholder value by bringing to market many of the potential therapies in our research and development pipeline. Each performance goal associated with the base bonus pool has an associated dollar value which contributes to the overall bonus pool only if the goal is achieved. In 2006, based on performance against the corporate performance goals, 96% of the total potential base bonus pool funding was achieved and 100% of the total potential incremental bonus pool funding was achieved.

Individual performance targets: Bonus targets, expressed as a percent of salary for the CEO and other NEOs, are set annually based on an evaluation of proxy statement data of the comparator group over the preceding five years to determine bonus percentages within competitive practice and are intended to correspond to 50th percentile bonus awards for the comparator group. The targets for the 2006 bonus were 107% of base salary for the CEO, 78% of base salary for the President, Product Development, and 71% of base salary for other NEOs. The bonus award percentage is applied to the greater of 2006 base salary or 2006 market median base salary (based on a composite of comparator group and survey data) to arrive at the recommended bonus. For the CEO and each other NEO, the Compensation Committee has set the upward bound of bonus allocation as 2.25 times each person’s respective target. The Compensation Committee benchmarked competitive practice on bonus ranges for NEOs and found that the maximum bonus was generally set between 2 times and 2.5 times the target bonus for each NEO. The CEO’s and other NEOs’ actual bonus award can range from 0 to a maximum of 2.25 times target, depending on corporate and individual performance.

Bonuses awarded: The bonus awarded to our CEO and other NEOs was based on the Company exceeding the corporate performance goals as described above and the Compensation Committee’s recognition that our CEO’s and NEOs’ performance in our achievement of those goals played a significant role in the Company’s ability to exceed the 90th percentile of our comparator group with respect to EPS and operating revenue growth.

Stock Options

Stock option awards are intended to align the interests of our NEOs with those of our stockholders and to motivate our NEOs with respect to the Company’s long term performance.

Eligible Persons: All regular, full-time employees are eligible to receive stock options under the Genentech, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), including our NEOs. We currently grant only non-qualified stock options to our NEOs and other employees. We do not have equity ownership guidelines for our NEOs.

Timing of Grants and Exercise Price: Annual grants are awarded each September to NEOs and other designated employees at the regularly scheduled meeting of the Compensation Committee. The exercise price for these grants is equal to the closing fair market value of our Common Stock on the date the Compensation Committee approves the grant. For new-hire grants, options are typically provided as part of a NEO’s offer package. The Compensation Committee approves new-hire stock option awards for NEOs as well as other executive officers, and has delegated the authority to the Chairman to approve all other new-hire stock option awards. For non-executive officers, new-hire stock options are granted by the Chairman either on the date of approval or if the non-executive officer is not yet an employee, then effective as of the first day of employment with the Company. For those other employees who receive grants as new hires, it is our process to grant stock options on or shortly after the first day of their employment, with the grant date based on the date of approval by the Chairman. Given that both annual and new-hire grants to NEOs are made using a fixed-date approach, the Compensation Committee does not consider the release or possession of material non-public information in determining grant dates.

Option Pool: Annually, an independent compensation specialist benchmarks data using publicly available information from Forms 10-K and proxy statements of the comparator group to determine competitive award pool sizes as a percent of shares outstanding. A regression analysis is performed using the comparator group’s 3-year average market capitalization and 3-year average equity award usage. The appropriate annual pool size for Genentech is determined by plotting on the regression curve created by the regression analysis our average market capitalization in mid-July. As stock options are now considered an expense under FAS 123R, we consider the impact of the expense on earnings as one factor in determining the size of the stock option pool.

Individual Grants: A multi-step process is used by the Committee to determine grants to NEOs. For annual grants, option target amounts are established by first identifying the median size of option grants made by the comparator group to their respective NEOs in terms of the percentage of all options granted during the years included in the analysis. In addition, in connection with the 2006 grant, the Compensation Committee considered the fair value of those awards, using a Black-Scholes analysis, of equity awards made to NEOs of the comparator group over the past three years. The 2006 final award size is based on the Committee’s subjective evaluation of a variety of factors such as the retention value of the options to be granted, the individual’s performance as measured by the success of the Company, the individual’s expected future contributions, and total cash and total direct compensation levels for our NEOs. New hire stock option awards are based on a fixed number of shares that are set annually based on internal practice and competitive market information. Annual and new-hire option grants typically vest over four years, with the first 25 percent vesting one year from the date of the grant, and the remaining shares vesting monthly over the following 36 months.

Benefit Programs

We choose to offer our health, welfare, stock purchase and retirement programs in order to provide all employees with a level of health and financial security. In addition, they are intended to differentiate Genentech as an employer of choice in attracting and retaining employees. Our benefit programs for NEOs include the following components: medical, dental, vision, the executive medical plan, the employee stock purchase plan, life and accidental death and dismemberment insurance, short-term disability, long-term disability, employee assistance program, counseling and resource services, flexible spending accounts, paid time off, pre-tax commuter benefits, discounted services (home, auto, legal and long-term care insurance), certain security services for our CEO, the Genentech, Inc. Tax Reduction Plan (the “401(k)”) plan and the Genentech, Inc. Supplemental Plan (the “Supplemental Plan”). Genentech sets its benefits at competitive levels after benchmarking our programs against comparator companies on an annual basis. Additionally, we use standard business practices to assure that benefits are provided in the most cost-effective manner.

In general, Genentech provides the same benefit programs to all regular, full-time employees within the Company. The only benefit programs available to NEOs but not available to all regular, full-time employees are (i) the Supplemental Plan, a non-qualified supplemental employee retirement plan that operates in parallel with the 401(k) Plan, and in which we credit each eligible participant with an amount equal to the additional contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Internal Revenue Code limits on eligible compensation and contribution amounts (ii) the Executive Medical Program, an annual comprehensive medical examination for our officers, staff scientists and certain other senior scientists, and (iii) home security services, as certain of our executive officers have in the past received, and our CEO currently receives, such security services. We do not currently provide change of control or employment agreements for our NEOs.

We work with consultants to limit our program costs, and use competitive bidding for certain programs such as our employee medical plan. In some cases, we conduct focus groups and use employee surveys to determine whether we are allocating our benefit dollars in an economical manner.

Decision-Making

The Compensation Committee (i) reviews and approves our annual bonus pool and associated corporate goals, annual stock option grants and cash compensation for our NEOs; (ii) administers our equity incentive plans, bonus program and certain other corporate benefits programs; and (iii) elects executive officers of the Company.

Since our compensation programs apply to all employees, including executive officers, our CEO and the other NEOs are responsible for establishing the general parameters of each program, but the Compensation Committee approves those aspects of each program that apply to our NEOs. Within each program our NEOs do not participate in setting the specific reward levels that apply to their own positions.

The salary increase, bonus, and stock option award for each NEO is determined solely by the Compensation Committee after a review of the factors described above. The CEO recommends salary increases, bonus amounts and stock option grant amounts for other NEOs, and the Compensation Committee approves any increases, bonuses or option grants after reviewing the supporting market data and other Company and individual performance information. Senior human resources management, after consultation with an independent consultation specialist, recommends the CEO’s salary increase, bonus amount and stock option amount, and the Compensation Committee approves any increases, bonus or option grant after reviewing the supporting market data and other company and CEO performance information.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following information outlines the compensation paid to our Named Executive Officers, including salary, bonuses, stock options and other compensation for the fiscal year ended December 31, 2006:

SUMMARY COMPENSATION TABLE FOR 2006

					Non-Equity
					Incentive Plan	All Other
Name and Principal		Salary ($)	Bonus ($)	Option	Compensation	Compensation
Position	Year	(1)	(2)	Awards ($)(3)	$(4)	($)(5)	Total ($)
Arthur D. Levinson, Chief Executive Officer	2006	995,000	—	12,960,490	2,725,000	443,535(6)	17,124,025
David A. Ebersman, Executive Vice President and Chief Financial Officer	2006	439,583	—	2,653,853	870,000	67,311(7)	4,030,747
Susan D. Desmond-Hellmann, President, Product Development	2006	625,000	—	5,980,631	1,100,000	114,511(8)	7,820,142
Richard H. Scheller, Executive Vice President, Research	2006	475,833	—	3,613,032	780,000	123,914(9)	4,992,779
Stephen G. Juelsgaard, Executive Vice President, Chief Compliance Officer and Secretary	2006	455,833	—	3,613,032	750,000	77,475(10)	4,896,340

(1)	Includes amounts earned but deferred at the election of the Named Executive Officer, such as salary deferrals under the Company’s 401(k) Plan established under Section 401(k) of the Internal Revenue Code.

(2)	The Company’s cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”

(3)	Reference is made to Note 3 “Employee Stock-Based Compensation” in our Form 10-K for the period ended December 31, 2006, filed with the SEC on February 23, 2007, which identifies assumptions made in the valuation of option awards in accordance with FAS 123R. The Company’s stock-based compensation expense recognized under FAS 123R reflects an estimated forfeiture rate of 5% in 2006. The values recognized in the “Option Awards” column above do not reflect such expected forfeitures.

(4)	For a description of the non-equity incentive plan see discussion following “Grants of Plan Based Awards in 2006.”

(5)	Amounts include employer contributions credited under Genentech’s 401(k) Plan and Supplemental Plan (a non-qualified plan that operates in parallel with the 401(k) Plan) as well as interest earned under the Supplemental Plan. Under the 401(k) Plan, which is open to substantially all of our U.S. employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to plan and Internal Revenue Code limits. In addition, we make a contribution for each eligible employee equal to 2% of his or her eligible compensation, subject to plan and Internal Revenue Code limits. Under the Supplemental Plan, we generally will credit each eligible participant with an amount equal to the additional contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Internal Revenue Code limits on eligible compensation and contribution amounts.

(6)	Includes $15,400 in Company contributions under the 401(k) Plan, $194,250 in Company contribution credits under the Supplemental Plan, $42,268 in earnings under the Supplemental Plan, and $191,617 in security services at Dr. Levinson’s personal residence in 2006.

(7)	Includes $15,400 in Company contributions under the 401(k) Plan, $47,571 in Company contribution credits under the Supplemental Plan, and $4,340 in earnings under the Supplemental Plan.

(8)	Includes $15,400 in Company contributions under the 401(k) Plan, $83,510 in Company contribution credits under the Supplemental Plan, and $15,601 in earnings under the Supplemental Plan.

(9)	Includes $15,400 in Company contributions under the 401(k) Plan, $54,938 in Company contribution credits under the Supplemental Plan, $5,259 in earnings under the Supplemental Plan, $30,000 in loan forgiveness, $881 in imputed interest in connection with the loan, and $17,436 gross-up for taxes in connection with the loan forgiveness and imputed interest.

(10)	Includes $15,400 in Company contributions under the 401(k) Plan, $51,928 in Company contribution credits under the Supplemental Plan, and $10,147 in earnings under the Supplemental Plan.

GRANTS OF PLAN-BASED AWARDS IN 2006

The following information sets forth grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2006.

					All Other
					Option	Exercise
		Estimated Future Payouts Under			Awards:	of Base
		Non- Equity Incentive Plan Awards			Number of	Price of	Grant Date Fair
					Securities	Option	Value of Stock
	Grant	Threshold	Target	Maximum	Underlying	Awards	and Option
Name	Date	($)	($)	($)	Options (#)	($/sh)	Awards ($)
Arthur D. Levinson,	9/20/06	0	1,214,450	2,725,000	500,000	79.17	12,366,600
Chief Executive Officer
David A. Ebersman,	9/20/06	0	384,607	870,000	135,000	79.17	3,338,982
Executive Vice President and Chief Financial Officer
Susan D. Desmond-	9/20/06	0	491,400	1,100,000	240,000	79.17	5,935,968
Hellmann, President, Product Development
Richard H. Scheller,	9/20/06	0	344,563	780,000	135,000	79.17	3,338,982
Executive Vice President, Research
Stephen G. Juelsgaard,	9/20/06	0	331,641	750,000	135,000	79.17	3,338,982
Executive Vice President, Chief Compliance Officer and Secretary

With respect to Non-Equity Incentive Plan Awards, for fiscal year 2006, the Compensation Committee set specific corporate targets and goals in the following five categories (weighting of such indicated): (i) corporate/financial goals relating to achievement of certain financial measures, including growth in earnings per share (on a non-GAAP basis, subject to certain adjustments), pre-tax operating margin and risk management measures (weighted 31%), (ii) commercial goals relating to product sales, expenses and processes (weighted 24.5%), (iii) research and development goals relating to projects in our pipeline (weighted 24.5%), (iv) product manufacturing and regulatory, quality and compliance goals relating to product inventory levels, regulatory approvals and other manufacturing matters (weighted 15%) and (v) employee development goals relating to leadership succession (weighted 5%). The total size of the potential bonus pool is a specific percentage of net income (on a non-GAAP basis, subject to certain adjustments). This percentage is set based on benchmark data from pharmaceutical and biotechnology companies obtained from an independent survey source. An additional amount may be added to the bonus pool if we achieve earnings per share growth (on a non-GAAP basis, subject to certain adjustments) and operating revenue growth that is above the median of those same financial measures from a group of comparator companies in the pharmaceutical and biotechnology industries, some of which also act as the source of the benchmark data described above. The actual bonuses paid to the Named Executive Officers for fiscal year 2006 were based on the extent to which actual performance met, exceeded, or fell short of the corporate goals approved by the Compensation Committee. Generally, if we achieve performance metrics equal to 50% of our comparator group, Dr. Levinson, Dr. Hellmann, Mr. Ebersman, Dr. Scheller and Mr. Juelsgaard would receive bonuses equal to 107%, 78%, 71%, 71% and 71% of the greater of their respective base salaries or market median base salaries, and higher amounts may be paid if we exceed this performance target. However, the Compensation Committee retains the discretion to increase, reduce or eliminate the bonus that otherwise might be payable to any individual based on actual performance as compared to pre-established goals.

The options granted in 2006 to our Named Executive Officers were pursuant to the 2004 Equity Incentive Plan. Generally, stock options granted to employees have a maximum term of 10 years, and vest over a four year period from the date of grant: 25% vest at the end of one year, and 75% vest monthly in equal increments over the remaining three years. We may grant options with different vesting terms from time to time. When an employee over the age of 65 retires, the portion of the option that would have vested in the 12 month period following the retirement date, if the retiree had remained an employee, automatically becomes fully vested. The expiration date of the exercisable portion of the option remains the original expiration date at the time the option was granted. Unless an employee’s termination of service is due to retirement, disability or death, upon termination of service, any unexercised vested options will be forfeited at the end of three months or the expiration of the option, whichever is earlier.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2006

The following information outlines the non-qualified deferred compensation given to the Named Executive Officers as of December 31, 2006.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions for	Contributions for	Earnings in Last	Withdrawals/	Balance at Last
Name	Last FY ($)	Last FY ($)(1)	FY ($)(2)	Distributions ($)	FYE ($)(3)
Arthur D. Levinson, Chief Executive Officer	0	194,250	42,268	0	912,214
David A. Ebersman, Executive Vice President and Chief Financial Officer	0	47,571	4,340	0	93,664
Susan D. Desmond-Hellmann, President, Product Development	0	83,510	15,601	0	336,703
Richard H. Scheller, Executive Vice President, Research	0	54,938	5,259	0	113,488
Stephen G. Juelsgaard, Executive Vice President, Chief Compliance Officer and Secretary	0	51,928	10,147	0	218,982

(1)	Amounts consist of employer contributions credited under the Supplemental Plan in early 2007 for fiscal year 2006. Under the Supplemental Plan, we generally will credit each eligible participant with an amount equal to the additional employer contributions that he or she would have received under the 401(k) Plan, assuming that he or she had been allowed to participate in the 401(k) Plan without regard to certain Internal Revenue Code limits on eligible compensation and contribution amounts. Company contributions to the Supplemental Plan for Named Executive Officers are also included in the Summary Compensation Table as “All Other Compensation.”

(2)	Each participant’s Supplemental Plan account earned interest at the current 10-year Treasury bill rate.

(3)	Amounts do not include the contributions identified in “Registrant Contributions for Last FY” as such contributions were made in early 2007 (for fiscal year 2006).

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following information outlines outstanding equity awards held by the Named Executive Officers as of December 31, 2006. All information in this Proxy Statement relating to the number of shares and price per share of our Common Stock give effect to the November 1999, October 2000 and May 2004 two-for-one splits of our Common Stock.

	Option Awards
		Number of		Number of
		Securities		Securities
		Underlying		Underlying		Option
		Unexercised		Unexercised		Exercise	Option
	Option Grant	Options (#)		Options (#)		Price	Expiration
Name	Date	Exercisable		Unexercisable		($/sh)	Date
Arthur D. Levinson	07/16/1999	854,304	(1)	0	(1)	12.13	07/16/09
Chief Executive Officer	09/20/2000	720,000	(2)	0	(2)	40.99	09/20/10
	09/26/2001	720,000	(2)	0	(2)	20.90	09/26/11
	09/12/2002	900,000	(2)	0	(2)	14.28	09/12/12
	09/11/2003	520,000	(2)	120,000	(2)	42.05	09/11/13
	09/23/2004	506,250	(2)	393,750	(2)	53.23	09/23/14
	09/23/2005	220,312	(2)	484,687	(2)	85.83	09/23/15
	09/20/2006	0	(3)	500,000	(3)	79.17	09/20/16
David A. Ebersman	09/20/2000	50,000	(2)	0	(2)	40.99	09/20/10
Executive Vice	09/26/2001	131,400	(2)	0	(2)	20.90	09/26/11
President and Chief	09/12/2002	180,000	(2)	0	(2)	14.28	09/12/12
Financial Officer	09/11/2003	107,250	(2)	24,750	(2)	42.05	09/11/13
	09/23/2004	84,375	(2)	65,625	(2)	53.23	09/23/14
	09/23/2005	49,218	(2)	108,281	(2)	85.83	09/23/15
	09/20/2006	0	(3)	135,000	(3)	79.17	09/20/16
Susan D. Desmond-Hellmann	09/20/2000	362,808	(2)	0	(2)	40.99	09/20/10
President, Product Development	09/26/2001	325,000	(2)	0	(2)	20.90	09/26/11
	09/12/2002	145,000	(2)	0	(2)	14.28	09/12/12
	09/11/2003	292,500	(2)	67,500	(2)	42.05	09/11/13
	09/23/2004	202,500	(2)	157,500	(2)	53.23	09/23/14
	09/23/2005	93,750	(2)	206,250	(2)	85.83	09/23/15
	09/20/2006	0	(3)	240,000	(3)	79.17	09/20/16
Richard H. Scheller,	09/11/2003	5,209	(2)	46,875	(2)	42.05	09/11/13
Executive Vice President, Research	09/23/2004	8,334	(2)	87,500	(2)	53.23	09/23/14
	09/23/2005	51,563	(2)	113,438	(2)	85.83	09/23/15
	09/20/2006	0	(3)	135,000	(3)	79.17	09/20/16
Stephen G. Juelsgaard	09/20/2000	111,680	(2)	0	(2)	40.99	09/20/10
Executive Vice President,	09/12/2002	49,540	(2)	0	(2)	20.90	09/12/12
Chief Compliance Officer and	09/11/2003	203,125	(2)	46,875	(2)	42.05	09/11/13
Secretary	09/23/2004	112,500	(2)	87,500	(2)	53.23	09/23/14
	09/23/2005	51,563	(2)	113,438	(2)	85.83	09/23/15
	09/20/2006	0	(3)	135,000	(3)	79.17	09/20/16

(1)	The options were granted pursuant to the Genentech, Inc. 1999 Stock Plan and vested monthly during the 36-month period from the grant date.

(2)	The options were granted pursuant to the 1999 Stock Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company.

(3)	The options were granted pursuant to the 2004 Equity Incentive Plan and vest over four years, with the first 25% vesting one year from the grant date, and the remainder vesting on a monthly basis in equal increments during the 36-month period following the initial vesting date, assuming no change in employment with the Company.

OPTION EXERCISES AND STOCK VESTED IN 2006

The following information sets forth stock options exercised by the Named Executive Officers as of December 31, 2006.

	Option Awards
	Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)
Arthur D. Levinson,	100,000	6,868,334
Chief Executive Officer
David A. Ebersman,	0	0
Executive Vice President and Chief Financial Officer
Susan D. Desmond-Hellmann,	80,000	5,308,996
President, Product Development
Richard H. Scheller,	181,250	8,694,490
Executive Vice President, Research
Stephen G. Juelsgaard,	20,000	1,354,551
Executive Vice President, Chief Compliance Officer and Secretary

(1)	Represents the excess of the fair market value of the shares exercised on the exercise date over the aggregate exercise price of such shares.

EQUITY COMPENSATION PLANS

We show below information as of December 31, 2006 regarding our equity compensation plans under which our Common Stock is authorized for issuance.

			Number of securities
	Number of securities	Weighted-average	remaining available for
	to be issued upon	exercise price of	future issuance
	exercise of	outstanding options	(excluding securities
Plan category	outstanding options	$/share	reflected in first column)

Plans approved by stockholders
2004 Equity Incentive Plan(1)	15,273,236	79.30	64,714,939	(1)
1999 Stock Plan(1)	72,596,505	49.63	3,991,798	(1)(2)
1996 Stock Option/Stock Incentive Plan	299,008	8.41	0	(2)
1994 Stock Option Plan	160,000	6.27	0	(2)
1990 Stock Option/Stock Incentive Plan	110,638	9.02	0	(2)
1991 Employee Stock Plan	(3)	(3)	5,377,143
All plans approved by stockholders	88,349,387	54.49	74,083,880
Plans not approved by stockholders	—	—	—

(1)	Up to a maximum of 20,000,000 shares that are currently available under the 1999 Stock Plan or that would have otherwise been returned to our 1999 Stock Plan on account of expiration or forfeiture of awards will be available for issuance under the 2004 Equity Incentive Plan.

(2)	We no longer grant stock options under our 1990 Stock Option/Stock Incentive Plan, 1994 Stock Option Plan, 1996 Stock Option/Stock Incentive Plan, or our 1999 Stock Plan, but stock option grants remain outstanding under those plans.

(3)	Under the Company’s 1991 Employee Stock Plan, participants are permitted to purchase our Common Stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee is responsible for reviewing and approving the Company’s compensation and benefits plans, programs and policies and determining the compensation of our executive officers, including that of Dr. Levinson, our Chairman and CEO. The Compensation Committee is comprised of all the directors except Dr. Levinson. The Compensation Committee has the authority to retain a compensation consultant to assist the Compensation Committee in the evaluation of the compensation of the Company’s CEO or other executive officers. The Compensation Committee has the sole authority to retain or terminate any arrangements, and to approve the fees and other terms with respect to such a compensation consultant. The Compensation Committee also has the authority as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company. The Compensation Committee uses two different consultants to help determine executive compensation. Mercer Human Resources Consulting provides benchmarking data which is used in assessing certain information of our comparator companies. This benchmarking data is used in determining the amount of base salaries only and does not apply to bonuses or stock option awards. Frederick W. Cook & Co., Inc. provides data relating to our overall pool of stock options which allows us to assess whether the percentage of our overall pool awarded to executive officers is set at a competitive level, and in turn helps us determine the appropriate grant size for our executive officers. We do not use compensation consultants to assist us with director compensation. Please see “Compensation Discussion and Analysis” beginning on page 22 for further information concerning our compensation programs. The Compensation Committee operates under a formal written charter available on the Company’s website at www.gene.com. The charter is available in print to any stockholder who requests it by contacting our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For fiscal year 2006, our Compensation Committee consisted of Mr. Burns, Ms. Reed and Drs. Boyer, Hunziker, Knowles and Sanders.

Dr. Boyer, a co-founder of the Company, was a Vice President of Genentech from 1976 to 1991.

Mr. Burns was appointed Chief Executive Officer of the Pharmaceuticals Division of The Roche Group in 2005 and from 2001 to 2004 was Head of such division. He is a member of the Corporate Executive Committee of The Roche Group.

Dr. Hunziker joined The Roche Group as Chief Financial Officer in 2001. He is a member of the Corporate Executive Committee of The Roche Group.

Dr. Knowles joined The Roche Group in 1997 as Head of Global Research. He is a member of the Corporate Executive Committee of The Roche Group.

Pursuant to the terms of the affiliation agreement, Mr. Burns and Drs. Hunziker and Knowles are serving on our Compensation Committee as designees of Roche. See “Relationship with Roche” above and “Certain Relationships and Related Person Transactions” below for a description of our relationship with Roche.

COMPENSATION COMMITTEE REPORT(1)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s proxy statement on Schedule 14A.

From the members of the Compensation Committee of Genentech:

Herbert W. Boyer
William M. Burns
Erich Hunziker
Jonathan K. C. Knowles
Debra L. Reed
Charles A. Sanders

(1)	The material in this report is not deemed soliciting material or filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

See “Relationship with Roche” beginning on Page 4 for a discussion of certain of our agreements with Roche and Hoffman-La Roche.

Related Person Transactions in 2006

In 2006, under all our agreements and arrangements with Roche, contract revenue from Hoffmann-La Roche and its affiliates, including amounts earned related to ongoing development activities after option exercise dates, totaled $125 million. All other revenues from Roche, Hoffmann-La Roche and their affiliates, principally royalties and product sales, totaled $1,205 million in 2006. Cost of sales included amounts related to Hoffmann-La Roche of $268 million in 2006. R&D expenses in 2006 include amounts of $213 million related to our R&D collaboration with Roche.

In July 2006, we signed two new product supply agreements with Hoffmann-La Roche (and certain of its affiliates), which supplement and supersede existing product supply agreements with Hoffmann-La Roche (and certain of its affiliates). Under a short-term supply agreement, Hoffmann-La Roche has agreed to purchase specified minimum amounts of Herceptin, and specified maximum amounts of Avastin and Rituxan through 2008. Under a longer-term umbrella supply agreement, Hoffmann-La Roche has agreed to purchase specified minimum amounts of Herceptin and Avastin from 2009 through 2012 and, on a perpetual basis, either party may order other collaboration products from the other party, including Herceptin and Avastin after 2012, pursuant to certain forecast terms. The longer-term umbrella supply agreement also provides that either party may terminate its obligation to purchase and/or supply Avastin and/or Herceptin with six years notice on or after December 31, 2007.

In 2001, we made a loan of $150,000 to Dr. Richard Scheller as mortgage assistance. This loan was due and payable on the earliest of the fifth anniversary of the date of the loan, the date of termination of Dr. Scheller’s employment with Genentech or sale of his residence; provided, however, that the principal amount of the loan would be forgiven in five equal installments of $30,000 on each anniversary date of the loan if Dr. Scheller is employed by Genentech on such dates. The largest principal amount outstanding under this loan during 2006 was $30,000. The loan had no outstanding balance as of December 31, 2006. The loan was interest-free to Dr. Scheller, but interest was required to be imputed under the Internal Revenue Code. Imputed interest in the amount of $881 was calculated based on the applicable federal rate of 4.93% and, together with the forgiven principal amount of $30,000 on the fifth anniversary of the loan, reported as taxable compensation to Dr. Scheller. Additional taxable compensation attributable to the imputed interest and the forgiven principal amount was grossed up for related taxes resulting in a tax payment by Genentech of $743 and $16,693, respectively, on behalf of Dr. Scheller. For purposes of the discussion above, applicable federal rate refers to the minimum interest rate required to be charged on a loan to avoid the imputation of interest income under the Internal Revenue Code, unless an exception applies.

In early 2004, we made a loan of $1,000,000 to Dr. Patrick Yang (at such time Dr. Yang was not an executive officer) for the purchase of a home in connection with Dr. Yang’s relocation to the San Francisco Bay Area. The loan was due and payable on the earlier of five years from the date of the loan, the date of termination of Dr. Yang’s employment with Genentech, the sale of his home or the occurrence of any other event specified in the promissory note representing the loan. The loan accrued interest at the applicable federal rate of 3.31%, compounded semi-annually, subject to adjustment as specified in the promissory note. The largest amount outstanding under the loan during 2006 was $1,000,000. In 2006, $67,862 in accrued and unpaid interest was forgiven by Genentech. This loan was repaid in early 2006 and had no outstanding balance as of December 31, 2006.

The spouse of Dr. Patrick Yang is employed at Genentech in a non-officer position and in a group outside of Product Operations, the group headed by Dr. Yang. Her salary and bonus in 2006 totaled approximately $134,000, and are commensurate with the compensation of other Genentech employees in similar positions.

Policies and Procedures for Approval of Related Person Transactions

Our policy and procedures with respect to any related person transaction between the Company and any related person requiring disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, is that such transaction is consummated only if the Audit Committee approves or ratifies such transaction; the disinterested members of the Board of Directors approves or ratifies such transaction; or the transaction involves compensation approved or ratified by the Compensation Committee. The Board of Directors has adopted a written policy reflecting the policy and procedures identified above.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for recommendations of candidates for election to the Board of Directors or other proposals to be considered at an annual meeting of stockholders, the stockholder must have given written notice to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080-4990, not less than 90 days before the one-year anniversary of the date on which we first mailed our Proxy Statement to stockholders in connection with the previous year’s annual meeting of stockholders. To be timely for the 2008 Annual Meeting of Stockholders, a stockholder’s notice must be delivered or mailed and received at our principal executive offices by December 16, 2007. However, in the event that the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, notice by the stockholder must be received not later than the later of 90 days in advance of such annual meeting and ten days following the date on which public announcement of the date of the meeting is first made. In addition to the timing requirements stated above, any stockholder proposal to be brought before the annual meeting must set forth (A) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (B) the name and address, as they appear on our books, of the stockholder proposing such business, (C) the class and number of shares of our Common Stock that are beneficially owned by the stockholder, (D) any material interest of the stockholder in such business, and (E) any additional information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  In addition to the requirements stated above, our stockholders who want to submit proposals for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the 1934 Act. For such proposals to be included in our proxy materials next year relating to our 2008 Annual Meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 16, 2007. Such proposals must be delivered to our Corporate Secretary, c/o Genentech, Inc., 1 DNA Way, MS 49, South San Francisco, California 94080-4990.

The Company was not notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote the proxies held by them on any matter properly brought before the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires our directors, executive officers and those persons owning more than 10% of our equity securities to file reports of holdings and transactions in our equity securities with the SEC. Copies of these reports are required to be furnished to us. We believe that all Forms 3, 4 and 5 required to be filed were filed on time during 2006.

HOUSEHOLDING

“Householding” means that we may deliver a single set of proxy materials to households with multiple stockholders, provided certain conditions are met. We will continue to provide only one set of proxy materials to each such household, unless we receive contrary instructions.

We will promptly deliver separate copies of our Proxy Statement and annual report at the request of any stockholder who is in a household that participates in the householding of our proxy materials. In addition, you may request that we deliver separate copies in the future. In either case, you may send your request by mail to our Investor Relations department at Genentech, Inc., 1 DNA Way, South San Francisco, California 94080-4990 or by telephone at (650) 225-4150.

If you currently receive multiple copies of the company’s proxy materials and would like to participate in householding, please contact our Investor Relations department at the address or phone number described above.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the Annual Meeting, it is intended that the persons named on the proxy card will vote on those matters in accordance with their best judgment.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Telephone and Internet Voting Instructions
You can vote by telephone OR Internet!
Telephone and Internet voting are available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card by mail. Please note that all 401(k) Plan Participant votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, on Tuesday, April 17, 2007. Please note that all registered stockholder votes cast via telephone or the Internet must be cast prior to 10:00 p.m., Pacific Daylight Time, Thursday, April 19, 2007. If you wish to change or revoke your vote you may re-vote via telephone or the Internet, or return your properly completed proxy card; your latest vote received prior to the deadline will override each of your previous votes.

Vote by Internet
•	Log on to the Internet and go to www.computershare.com/ex pressvote

•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the nominees for director listed below and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 — Herbert W. Boyer	☐	☐	02 — William M. Burns	☐	☐	03 — Erich Hunziker	☐	☐

04 — Jonathan K.C. Knowles	☐	☐	05 — Arthur D. Levinson	☐	☐	06 — Debra L. Reed	☐	☐

07 — Charles A. Sanders	☐	☐

	For	Against	Abstain
2. To ratify the selection of Ernst & Young LLP as independent registered public accounting firm of Genentech for the year ending December 31, 2007.	☐	☐	☐

3.
By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more that one trustee, all should sign. All joint owners must sign.
Date (mm/dd/yyyy) — Please print date below.
Signature 1 — Please keep signature within the box.
Signature 2 — Please keep signature within the box.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy

GENENTECH, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 20, 2007
The undersigned appoints Stephen G. Juelsgaard and Arthur D. Levinson, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of common stock of Genentech, Inc. (“Genentech”) held of record by the undersigned as of February 20, 2007 at the Annual Meeting of Stockholders of Genentech to be held at the Clarion Hotel, 401 East Millbrae Avenue, Millbrae, California on Friday, April 20, 2007, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.
FOR 401(k) PLAN PARTICIPANTS
THE SHARES CREDITED TO YOUR ACCOUNT WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IF THE CARD IS NOT SIGNED, OR IF THE CARD IS NOT RECEIVED BY APRIL 17, 2007, THE SHARES CREDITED TO YOUR ACCOUNT WILL NOT BE VOTED.
FOR REGISTERED STOCKHOLDERS
IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PERSONS NAMED ABOVE IN ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.
YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE.